Exhibit 10.2

GLEACHER & COMPANY, INC.

2007 INCENTIVE COMPENSATION PLAN
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) confirms the grant on August 4, 2011 (the “Grant Date”) by Gleacher & Company, Inc., a Delaware corporation (the “Company”), to John Griff (“Employee”) of non-qualified options (“Options”) to acquire shares of the Company’s common stock (“Shares”), as follows:

Number of Shares Covered by Option Granted:  1,000,000

How Options Vest and Become Exercisable:  33-1/3% of the Options if not previously forfeited will vest and become exercisable on the first anniversary of the Grant Date; 33-1/3% of the Options, if not previously forfeited, will vest and become exercisable on the second anniversary of the Grant Date; and 33-1/3% of the Options, if not previously forfeited, will vest and become exercisable on the third anniversary of the Grant Date; provided in each case that Employee continues to be employed by the Company or another Group Entity (sometimes referred to herein as an “Employer”) on such vesting date (each, a “Stated Vesting Date”), except as otherwise provided in Section 4 of the Terms and Conditions of Stock Options attached hereto (the “Terms and Conditions”).  If Employee has a Termination of Employment prior to a Stated Vesting Date, any Options that are not otherwise vested and exercisable by that date, will be immediately forfeited, except as otherwise provided in Section 4 of the Terms and Conditions.

Exercise Prices of the Options:  The exercise price per Share of the Options will be $1.46.

Duration of the Options:  Except as otherwise provided in Section 4 of the Terms and Conditions, if not previously forfeited, the Options shall expire and shall no longer be exercisable after the expiration of six years from the Grant Date.

The Options are subject to the terms and conditions of the Company’s 2007 Incentive Compensation Plan (the “Plan”), and this Agreement, including the Terms and Conditions attached hereto.  The number of Options, the number and kind of Shares deliverable upon exercise of Options, and other terms relating to the Options are subject to adjustment in accordance with Section 5 of the Terms and Conditions and Section 5.3 of the Plan.

Employee acknowledges and agrees that (i) the Options are nontransferable, except as provided in Section 3 of the Terms and Conditions and Section 9.2 of the Plan, (ii) the Options are subject to forfeiture upon Employee’s Termination of

Employment as set forth in Section 4 of the Terms and Conditions, and (iii) sales of Shares delivered in settlement of Options will be subject to the Company’s policies regulating trading by employees.

IN WITNESS WHEREOF, GLEACHER & COMPANY, INC. has caused this agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

EMPLOYEE:	GLEACHER & COMPANY, INC.

/s/ John Griff	By:	/s/ Thomas J. Hughes
John Griff		Thomas J. Hughes
Chief Executive Officer

TERMS AND CONDITIONS OF STOCK OPTIONS

The following Terms and Conditions apply to the Options granted to Employee by the Company, as specified in the Agreement (of which these Terms and Conditions form a part).  Certain terms of the Options, including the number of Options granted, vesting dates and expiration date, are set forth in the Agreement.

1.                                       GENERAL.  The Options are granted to Employee under the Company’s 2007 Incentive Compensation Plan (the “Plan”).  A copy of the Plan and information regarding the Plan, including documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, can be obtained from the Company upon request.  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  Capitalized terms used in the Agreement and these Terms and Conditions but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of the Agreement and this Terms and Conditions and mandatory provisions of the Plan, the provisions of the Plan govern, otherwise, the terms of this document shall prevail.  By accepting the grant of the Options, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Executive

Compensation Committee (the “Committee”) made from time to time; provided that no such Plan amendment, rule or regulation or Committee decision or determination without the consent of an affected Participant shall materially impair the rights of Employee with respect to the Options.

2.                                       TIME AND METHOD OF EXERCISE.  At any time while any portion of the Options remain vested and exercisable, Employee may exercise such vested Options in whole or in part by delivering to the Company written notice of exercise and payment of the exercise price.  Such exercise price may be paid (i) in cash, by check or in another cash equivalent acceptable to the Company, (ii) by transfer to the Company of nonforfeitable, unrestricted Shares held by Employee, (iii) through broker-assisted “cashless” exercise arrangements, to the extent permissible under applicable law, (iv) by any other method permitted under the Plan and under rules established by the Committee and in effect from time to time, or (v) by a combination of the foregoing.

3.                                       NONTRANSFERABILITY.  Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of Options or any rights hereunder to any third party other than by will or the laws of descent and distribution (or to a designated Beneficiary in the event of Employee’s death), and Options, if exercisable, shall be exercisable during the lifetime of Employee only by Employee or his guardian or legal representative.

4.                                       TERMINATION PROVISIONS.  The following provisions will govern the forfeiture of the Options upon the occurrence of certain events relating to a Termination of Employment, unless otherwise determined by the Committee:

(a)                                  Death or Disability.  In the event of Employee’s death or Disability (as defined below), all Options then outstanding, if not previously vested, will become vested and exercisable, and all then-outstanding Options will remain exercisable through the earlier of (i) the applicable expiration date set forth in the Agreement or (ii) the first anniversary of the date of the Termination of Employment; provided that, in the case of Disability, Employee (or his legal representative) executes and does not revoke a release and separation agreement in such form as may be requested by the Company within 45 days following the date of such Termination of Employment; provided, however, that any vested and unexercised Options will subsequently be forfeited if there occurs a Forfeiture Event (as defined below) prior to the occurrence of the earlier of the dates determined in accordance with clauses (i) and (ii) above.

(b)                                 Termination by Employee for Good Reason or by the Company without Cause following a Change in Control.  In the event of (i) Employee’s Termination of Employment by Employee for Good Reason (as defined below) or (ii) Employee’s Termination of Employment by the Company without Cause (as defined below) during the two-year period immediately following a Change in Control (as defined below), the portion of the then-outstanding Options not vested as of the date of such Termination of Employment shall, subject to Employee executing and not revoking a release and separation agreement in such form as may be requested by the Company within 45 days following the date of Termination of Employment, accelerate and, all then- outstanding Options will remain exercisable through the earlier of (A) the applicable expiration date set forth in the Agreement or (B) the first anniversary of the date of the Termination of Employment; provided, however, that any vested and unexercised Options will subsequently be forfeited if there occurs a Forfeiture Event prior to the occurrence of the earlier of the dates determined in accordance with clauses (A) and (B) above.

(c)                                  Termination by Employee without Good Reason or by the Company without Cause prior to a Change in Control.  In the event of Employee’s Termination of Employment by the Company without Cause prior to a Change in Control or by the Employee without Good Reason, the portion of the then-outstanding Options not vested at the date of such Termination will be forfeited, and the portion of the then-outstanding Options vested at the date of such Termination will remain exercisable until the earliest of (i) the applicable expiration date set forth in the Agreement, or (ii) with respect to (A) a Termination of Employment by Employee without Good Reason, the 90th day following the date of such Termination of Employment and (B) a Termination of Employment by the Company without Cause prior to a Change in Control, the first anniversary of the date of such Termination of Employment; provided, however, that any vested and unexercised Options will subsequently be forfeited if there occurs a Forfeiture Event prior to the occurrence of the earlier of the dates determined in accordance with clauses (i) and (ii) above.

(d)                                 Termination by the Company for Cause.  In the event of Employee’s Termination of Employment by the Company for Cause, all then-outstanding Options, whether vested or unvested, shall be immediately forfeited for no consideration.

5.                                       SHAREHOLDER’S RIGHTS, DIVIDENDS AND ADJUSTMENTS.

(a)                                  Shareholder’s Rights and Dividends.  Employee will have no rights as a shareholder, and will not be entitled to any dividends declared or paid, with respect to any Share underlying an Option unless and until such Share is issued to Employee upon the proper exercise of such Option.

(b)                                 Adjustments.  The number of Options granted to Employee, the number of Shares underlying such Options and/or the exercise price per Share of such Options shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to such Options and Shares or to reflect any changes in the number of outstanding Shares resulting from any event referred to in Section 5.3 of the Plan.

6.                                       EMPLOYEE REPRESENTATIONS AND WARRANTIES AND RELEASE.  As a condition to any exercise of the Options, the Company may require

Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, (ii) to make a representation and warranty that no Forfeiture Event has occurred or is contemplated and (iii) to execute a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.

7.                                       OTHER TERMS RELATING TO OPTIONS.

(a)                                  Deferral of Settlement.  No settlement of the exercise of an Option may be deferred hereunder.

(b)                                 Fractional Options and Shares.  The number of Shares underlying Options credited to Employee shall not include fractional shares, unless otherwise determined by the Committee.

(c)                                  Tax Withholding.  Employee shall make arrangements satisfactory to the Company, or, in the absence of such arrangements, a Group Entity may deduct from any payment to be made to Employee any amount necessary, to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the exercise of the Options.  Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold Shares deliverable in settlement of the Options having a Fair Market Value equal to the amount of such tax liability required to be withheld in connection with the exercise of the Options, but the company shall not be obligated to withhold such Shares.

8.                                       MISCELLANEOUS.

(a)                                  Binding Agreement; Written Amendments.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the Options, and supersede any prior agreements or documents with respect thereto.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement that may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Options shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Employee.

(b)                                 No Promise of Employment.  The Options and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)                                  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

(d)                                 Legal Compliance.  Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NASDAQ Global Market or any other stock exchange, or any other obligation of the Company or Employee relating to the Options or this Agreement.  Employee agrees that the Options are subject to any forfeiture that may be required by applicable law, as well as any policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of the Company, as each policy is adopted or amended from time to time.

(e)                                  Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at 1290 Avenue of the Americas, New York, New York 10104, Attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

9.                                       CERTAIN DEFINITIONS.  The following definitions apply for purposes of this Agreement:

(a)                                  “Cause” means: (i) Employee’s conviction of, or plea of guilty or “no contest” to, any felony; (ii) Employee’s conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving the Company and its business; (iii) Employee’s commission of an act of fraud or theft, or material dishonesty in connection with the performance of his duties to the Company and its Affiliates; or (iv) Employee’s willful refusal or gross neglect to perform the duties reasonably assigned to him and consistent with his position with the Company and its Affiliates or otherwise to comply with the material terms of any agreement between the Company or any of its Affiliates and Employee, which refusal or gross neglect continues for more than fifteen (15) days after Employee receives written notice thereof from the Company providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment).

(b)                                 “Change in Control” means the first to occur of the following events:

(i)                                     The acquisition, after the Effective Date, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the shares of Company Common Stock (the “Common Stock”), or (ii) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any individual, entity or group (within meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) who, on the Effective Date, beneficially owned 10% or more of the Common Stock, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (C) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (D) any acquisition by any corporation (or other entity) if, immediately following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity) entitled to vote generally in the election of directors, is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

(ii)                                  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease thereafter for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

(iii)                               Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), other than a Corporate Transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such Corporate Transaction, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such Corporate Transaction, more than 50% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation (or other entity) resulting from Corporate Transaction in substantially the same proportions as their respective ownership, immediately prior to such Corporate Transaction, of the Common Stock and the Voting Securities; or

(iv)                              Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)                                  “Disability” means disability as defined in the Company’s long-term disability plan as in effect from time to time.

(d)                                 “Forfeiture Event” means without the consent in writing of the Board of Directors of the Company, Employee will not, at any time prior to an applicable Stated Vesting Date or exercise of vested Options, acting alone or in conjunction with others, directly or indirectly, (A) induce any customer or client of or investor (excluding anyone who is an investor solely as a holder of Company common stock ) in any Group Entity, to curtail, limit, or cancel their business with any Group Entity; (B) induce, or attempt to influence, any employee of any Group Entity to terminate employment; (C) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of any Group Entity; (D) otherwise fail to comply with the conditions set forth in Sections 7.4(b) and (c) of the Plan or (E) breach the covenants contained in the Letter Agreement and, for purposes of this clause (E), such covenants shall remain in effect and continue to apply through the later of the Stated Vesting Date or exercise of vested Options, notwithstanding any earlier expiration of such covenants for purposes of the Letter Agreement.

(e)                                  “Good Reason” means without Employee’s prior written consent:  (i) a material reduction in his Annual Base Salary (as defined in the Letter Agreement); (ii) the assignment to Employee of duties or responsibilities that represent a material diminution from the duties or responsibilities associated with the position of Chief Operating Officer; or (iii) the relocation of Employee’s primary place of employment to a location 50 or more miles from the Company’s headquarters.  In order to invoke a termination for Good Reason, Employee must provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within thirty (30) days following the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, Employee must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination for Good Reason.

(f)                                    “Group Entity” means either the Company or any of its subsidiaries and affiliates.

(g)                                 “Letter Agreement” means that certain letter agreement entered into by and between Employee and the Company dated July 7, 2011.

(h)                                 “Termination of Employment” means the event by which Employee ceases to be employed by a Group Entity and immediately thereafter is not employed by any other Group Entity.